EXHIBIT 99.1

Havertys Reports Results for First Quarter 2012

ATLANTA, GEORGIA, May 2, 2012 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports earnings for the first quarter ended March 31, 2012 of $0.11 compared to a loss per share of ($0.03) for the same period of 2011.

Clarence H. Smith, president and chief executive officer, said, “We are pleased with the earnings results for the first quarter which were better than our expectations. Our investments in the customer experience, both in the store and on our website, are important elements for our long term profitable growth.  During the second quarter of 2012 we will complete the roll out of a new point of sale system that enables our sales associates to more efficiently complete transactions allowing them to further focus on meeting customers’ needs.  Visits to havertys.com increased over 28% in the first quarter of 2012 compared to the same period last year and its recent facelift will be revealed next week to coincide with the launch of a mobile version of our website.

Our new “discover something you℠” television campaign began airing in late February and has received praise for its fresh and fun approach to women’s personal connections to their furniture.  We will be spending our advertising dollars in a more specific market-driven and media targeted approach beginning in the second quarter of this year based on in-depth consumer research.   March was the first of the monthly “Inspiration Sessions” we are hosting in each of our stores to provide information and empower our customers’ desires to rejuvenate their homes.  The feedback has been positive and we are strengthening our brand as the furniture retailer for fashion, value, quality and service.

Home furnishings sales are closely tied to housing turnover, availability of consumer credit and consumer confidence.  These indicators have generally stopped their negative trends and are showing some positive movements.  We are cautiously optimistic and believe Havertys is prepared to deliver top line sales growth, improve profitability and preserve our rock solid balance sheet.”

Financial Highlights

First Quarter 2012 Compared to First Quarter 2011

•	Net sales increased 6.1% to $163.6 million. Comparable store sales were up 5.7%.
•	Gross profit margins increased 100 basis points to 52.2% from 51.2% as a percent of sales, slightly ahead of expectations for the quarter.
•
Selling, general and administrative costs as a percent of sales decreased to 49.7% from 51.6%.  The $1.8 million increase in dollars primarily related to selling costs such as commissions and to increased incentive compensation.

•	Income tax expense in 2011 includes approximately $0.2 million related to a non-cash adjustment to our recorded income tax receivables.

NEWS RELEASE – MAY 2, 2012 Page 2

Expectations and Other

•	Gross profit margins for the full year of 2012 are now expected to be approximately 52.0%, modestly better than our previous view.
•
The fixed and discretionary type expenses within SG&A for the full year of 2012 are still expected to be approximately $213 - $214 million and variable costs within SG&A are expected to remain in the 17.0% - 17.5% range as a percent of sales.

•	During the second quarter, we expect to recognize other income of approximately $0.4 million for gains resulting from insured damages caused by a faulty fire sprinkler system at one of our stores.
•
Selling square footage is estimated to increase 2.5% in 2012 based on:  opening a new store in Baltimore, MD and entering the Midland, TX market early in the third quarter and a new location in Dallas, TX and a replacement store in Atlanta, GA later in the year.

•	Cash flow from operations for the three months ended March 31, 2012 was $11.2 million.
•	Cash at the end of the first quarter of 2012 totaled $56.7 million. We have no funded debt and did not use our $50.0 million credit facility.
•	Capital expenditures are expected to be $23.0 million for 2012.
•
For the second quarter to date delivered sales are up 6.2% and written business is flat.  Retailers and analysts often combine March and April given the impact of shifts in the Easter holiday and timing of advertising and promotions. For this two-month comparison  our written business is up 5.4%.

NEWS RELEASE – MAY 2, 2012 Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2012	2011

Net sales	$163,569	$154,171
Cost of goods sold	78,228	75,220
Gross profit	85,341	78,951
Credit service charges	76	134
Gross profit and other revenue	85,417	79,085

Expenses:
Selling, general and administrative	81,237	79,469
Interest, net	161	222
Provision for doubtful accounts	66	19
Other income, net	(68)	(98)
	81,396	79,612

Income (loss) before income taxes	4,021	(527)
Income tax expense	1,564	144
Net income (loss)	$2,457	$(671)

Basic earnings (loss) per share:
Common Stock	$0.11	$(0.03)
Class A Common Stock	$0.11	$(0.03)

Diluted earnings (loss) per share:
Common Stock	$0.11	$(0.03)
Class A Common Stock	$0.11	$(0.03)

Basic weighted average shares outstanding:
Common Stock	18,865	18,534
Class A Common Stock	3,084	3,331

Diluted weighted average shares outstanding:
Common Stock	22,272	18,534
Class A Common Stock	3,084	3,331

NEWS RELEASE – MAY 2, 2012 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$56,696	$49,585	$66,122
Restricted cash and cash equivalents	7,006	6,813	—
Accounts receivable	10,660	11,451	12,802
Inventories	91,643	93,713	88,030
Prepaid expenses	10,014	11,195	9,064
Other current assets	4,724	4,918	3.441
Total current assets	180,743	177,675	179,459

Accounts receivable, long-term	386	449	519
Property and equipment	179,496	179,333	172,959
Deferred income taxes	22,681	22,681	11,524
Other assets	4,160	4,962	5,342
Total assets	$387,466	$385,100	$369,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,463	$18,233	$19,004
Customer deposits	18,176	14,572	16,173
Accrued liabilities	31,298	32,171	27,434
Deferred income taxes	6,635	6,635	7,052
Current portion of lease obligations	778	762	533
Total current liabilities	71,350	72,373	70,196

Lease obligations, less current portion	12,083	12,284	8,437
Other liabilities	37,649	37,774	37,490
Total liabilities	121,082	122,431	116,123

Stockholders’ equity	266,384	262,669	253,680
	$387,466	$385,100	$369,803

NEWS RELEASE – MAY 2, 2012 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

Three Months Ended March 31,
	2012	2011

CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$2,457	$(671)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,644	4,525
Share-based compensation expense	666	540
Provision for doubtful accounts	66	19
Other	89	(24)
Changes in operating assets and liabilities:
Accounts receivable	788	1,026
Inventories	1,801	3,908
Customer deposits	3,604	2,588
Other assets and liabilities	1,934	708
Accounts payable and accrued liabilities	(4,857)	(3,007)
Net cash provided by operating activities	11,192	9,612

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,707)	(1,970)
Restricted cash and cash equivalents	(193)	—
Other investing activities	4	295
Net cash used in investing activities	(3,896)	(1,675)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on lease obligations	(185)	(129)
Proceeds from exercise of stock options	—	270
Other financing activities	—	(1)
Net cash provided by (used in) financing activities	(185)	140

Increase in cash and cash equivalents	7,111	8,077
Cash and cash equivalents at beginning of period	49,585	58,045

Cash and cash equivalents at end of period	$56,696	$66,122

About Havertys

Havertys, established in 1885, is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company will sponsor a conference call Thursday, May 3, 2012 at 10:00 a.m. Eastern Daylight Time to review its results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.